Exhibit 99.1

January 5, 2010

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

317-249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Final Results of Tender Offer for a Portion of Its Debt

Carmel, IN—KAR Auction Services, Inc. (the “Company”) today announced the final results of its previously announced cash tender offer (as defined in the Offer to Purchase dated November 30, 2009, as amended by the Press Release dated December 18, 2009, the “Tender Offer”) for its 10% Senior Subordinated Notes due 2015 (CUSIP No. 48238QAF2) (the “First Priority Notes”), its 8 3/4% Senior Notes due 2014 (CUSIP No. 48238QAE5) (the “Second Priority Notes”) and its Floating Rate Senior Notes due 2014 (CUSIP No. 48238QAD7) (the “Third Priority Notes” and, together with the First Priority Notes and the Second Priority Notes, the “Notes”).

The Tender Offer expired at 11:59 p.m., New York City time, on January 4, 2010 (the “Expiration Date”). As of the Expiration Date, $582,182,000 aggregate principal amount of Notes were validly tendered and not withdrawn, comprising $231,361,000 of First Priority Notes, $296,243,000 of Second Priority Notes, and $54,578,000 of Third Priority Notes. All of the Notes were validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on December 15, 2009 (the “Early Tender Date”).

Because the Tender Offer was oversubscribed, the amounts of each tranche of Notes accepted for purchase in the tender offer were determined in accordance with the priorities identified in the “Acceptance Priority Level” column in the table below and were subject to the maximum aggregate consideration for Notes purchased in the Tender Offer of $243,639,925, excluding accrued and unpaid interest. In accordance with the terms of the Tender Offer, the Company accepted for purchase $225,592,000 aggregate principal amount of First Priority Notes, which represents a proration factor of approximately 97.5%. The Company did not accept any validly tendered Second Priority Notes or Third Priority Notes for purchase in the Tender Offer and, therefore, such Second Priority Notes and Third Priority Notes were returned to holders.

CUSIP Number	Title of Security	Acceptance Priority Level	Aggregate Principal Amount Outstanding Prior to Settlement	Aggregate Principal Amount Tendered	Aggregate Principal Amount Accepted for Purchase	Aggregate Principal Amount Remaining Outstanding After Settlement
48238QAF2	10% Senior Subordinated Notes due 2015	1	$425,000,000	$231,361,000	$225,592,000	$199,408,000
48238QAE5	8 3/4% Senior Notes due 2014	2	$450,000,000	$296,243,000	$0	$450,000,000
48238QAD7	Floating Rate Senior Notes due 2014	3	$150,000,000	$54,578,000	$0	$150,000,000

(1)	Per $1,000 principal amount of Notes accepted for purchase.

The Company will deliver total tender offer consideration of $243,639,360, plus an aggregate of approximately $4.0 million for accrued and unpaid interest, to Global Bondholder Services Corporation, the Depositary for the tender offer (the “Depositary”), on the expected settlement date of January 5, 2010. The Depositary will promptly pay for all validly tendered First Priority Notes accepted for purchase in the tender offer and will return all validly tendered First Priority Notes that were not accepted for purchase as soon as practicable.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, the related Letter of Transmittal and the Company’s press release relating to the tender offer issued on December 18, 2009. The information in this press release is qualified by reference to those documents, except to the extent the terms of the tender offer described therein are amended by this press release.

Goldman, Sachs & Co. and RBC Capital Markets Corporation are the Dealer Managers for the tender offer. Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 357-4692 or (toll-free) (800) 828-3182 (Attention: Liability Management Group) or RBC Capital Markets Corporation (Attention: High Yield Capital Markets). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 470-4300 (for all others and toll-free).

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites, and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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